Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER RESULTS

ANNOUNCES 100% DIVIDEND INCREASE, TO $1.00/SHARE ANNUALLY

Net earnings were $507 million

Earnings per share were $1.19

Cash from operations was $1.2 billion

PLYMOUTH, MN, July 17, 2012 – The Mosaic Company (NYSE: MOS) reported fourth quarter fiscal 2012 net earnings of $507 million, compared to $649 million a year ago. Earnings per diluted share were $1.19 in the quarter compared to $1.45 last year. The year-over-year decline was primarily driven by lower phosphate pricing. In the 2012 quarter, earnings per diluted share were negatively impacted by notable items totaling $0.06. Mosaic’s net sales in the fourth quarter of fiscal 2012 were $2.8 billion, roughly flat with the same period last year, as growth in realized potash prices was offset by lower prices in phosphates.

Mosaic’s Board of Directors approved an annual dividend program of $1.00 per share. This program increases the annual targeted dividend 100 percent from the current level of $0.50 per share, and 400 percent from the year-ago level. The new dividend program is planned to go into effect with the next regularly declared dividend, expected to be declared on July 19, 2012. “We completed a fiscal year of significant accomplishments with a strong fourth quarter,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic.

“The extended spring season in North America, along with continuing strong demand for our products in Central and South America, led to solid financial results for the quarter. Despite challenging market conditions for much of the fiscal year, Mosaic made great progress. We improved our operating efficiency in both Potash and Phosphates, made substantial headway on our potash expansion projects, set new records for premium product sales and cash from operations, and, most important, our people delivered our best safety performance ever.

“Our business continues to generate substantial cash. While we remain committed to our multi-year, multi-billion-dollar investments for growth, we also have the ability to return capital to our shareholders through dividends and future share repurchases. Today we announced that we will double our annual dividend, to $1.00 per share; in fact, our dividend will have increased 400 percent since February of this year. This decision reflects our confidence in our ability to generate strong results over the long term, as well as our commitment to delivering tangible shareholder value.”

Mosaic’s gross margin for the fourth quarter of fiscal 2012 was $834 million, or 30 percent of net sales, compared to $995 million, or 35 percent of net sales, a year ago. Fourth quarter operating earnings were $671 million, a decrease of 19 percent compared to $825 million a year ago. The decreases in gross margin and operating earnings were primarily driven by lower phosphate pricing.

Cash flow provided by operating activities in the fourth quarter of fiscal 2012 was $1.2 billion compared to $973 million in the prior year. The year-over-year improvement was primarily driven by decreased North American phosphate inventory and increased customer prepayments. Capital expenditures totaled $449 million in the quarter. Mosaic’s total cash and cash equivalents were $3.8 billion and long-term debt was $1.0 billion as of May 31, 2012.

Quarterly Business Highlights

•	Mosaic generated $1.2 billion in cash from operations, approximately $800 million after capital expenditures.

•	The Company began operating at the South Fort Meade mine following judicial approval of settlement terms on March 28, 2012. The mine is expected to be at full production by the end of August 2012.

•	Potash expansion projects continue to be on time and on budget with expenditures of $180 million in the quarter.

•	Mosaic recorded the lowest lost time injury rate in the fourth quarter compared to any other period since the Company’s formation.

•	Mosaic made significant progress in improving operating efficiencies:

•	In Phosphates, achieved annualized cost avoidances and cash savings of over $200 million to date

•	In Potash, realized $80 million in annualized savings to date

•	Mosaic set a new record for sales of the premium product MicroEssentials®. The Company completed new manufacturing capacity and is now able to produce 2.3 million tonnes of MicroEssentials per year.

•

Mosaic was recognized on Corporate Responsibility Magazine’s 12th annual 100 Best Corporate Citizens List for the third year in a row, and is the only crop nutrient company on that list. Mosaic was ranked 28 — up from 67 in 2011 — in recognition of its conservation and environmental stewardship efforts, as well as its financial and governance transparency.

Phosphates

Phosphates Results	4Q FY12 Actual	4Q FY12 Guidance
Average DAP selling price	$494	$460 to $490

Sales volume	2.9 million tonnes	2.3 to 2.7 million tonnes

Processed phosphate production	86% of operational capacity	80%+ of operational capacity

“Our Phosphates business ended the year on a strong note, with robust shipments worldwide,” Prokopanko said. “The phosphate market has tightened, as producer inventories dropped dramatically with global demand more than offsetting lower sales to India. While ammonia prices have increased, we expect these cost increases to be offset by higher finished product prices. As a result, we expect the gross margin percentage in the first quarter of 2013 to remain essentially unchanged from the prior quarter. Increased production at the South Fort Meade mine should benefit our rock costs later in the year.”

Net sales in the Phosphates segment were $1.8 billion for the fourth quarter, down 5 percent compared to last year, primarily driven by lower pricing of finished product. Gross margin was $322 million, or 18 percent of net sales, compared to $479 million, or 25 percent of net sales, for the same period a year ago, reflecting lower finished goods pricing. Operating earnings were $224 million, down 39 percent compared to $370 million last year. Fourth quarter fiscal 2012 other operating expense included $21 million in expenses related to asset retirement obligations of inactive facilities in Florida, a portion of which will benefit future periods.

The fourth quarter average DAP selling price, FOB plant, was $494 per tonne, compared to $574 a year ago. Phosphates segment total sales volumes were 2.9 million tonnes, compared to 2.8 million tonnes a year ago.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 86 percent of operational capacity, flat with the same period a year ago. Curtailments early in the quarter were offset by subsequent high operating rates as the market tightened through the 2012 quarter.

Potash

Potash Results	4Q FY12 Actual	4Q FY12 Guidance
Average MOP selling price	$455	$420 to $450

Sales volume	2.0 million tonnes	1.7 to 2.2 million tonnes

Potash production	85% of operational capacity	70+% of operational capacity

“While distributors continued to maintain low inventory levels, as expected, farmers applied high quantities of potash in the fiscal fourth quarter. Even so, our potash mines produced at high operating rates in anticipation of planned summer maintenance shutdowns and expected strong fall demand. For the year, we made great progress on our potash expansion program, a key strategic priority that will allow us to remain one of the leading potash producers in the world,” said Prokopanko.

Net sales in the Potash segment totaled $1 billion for the fourth quarter, up six percent compared to $982 million a year ago, as higher realized prices were partially offset by a small decline in sales volume. The Company estimates sales volumes in the quarter were negatively impacted by approximately 100,000 tonnes resulting from a now resolved Canadian rail strike. Gross margin was $514 million, or 50 percent of net sales, compared to $516 million, or 53 percent of net sales, a year ago. Gross margin excluding resource taxes and royalties, a measure comparable to certain peer reporting, was 59 percent in the fourth quarter compared to 63 percent a year ago. Operating earnings were $464 million, relatively flat compared to $469 million in the prior year. The year-over-year decrease in gross margin percent was primarily driven by higher brine management costs, higher unrealized mark-to-market losses on derivatives, higher depreciation expense, as well as the effects of lower operating rates.

The fourth quarter average MOP selling price, FOB plant, was $455 per tonne, up from $404 a year ago. The Potash segment’s total sales volumes for the fourth quarter were 2.0 million tonnes, compared to 2.2 million tonnes a year ago.

Potash production was 1.9 million tonnes, or 85 percent of operational capacity, a decrease from 2.2 million tonnes, or 95 percent of operational capacity, a year ago. Fourth quarter operational capacity includes the impact of curtailments early in the quarter.

Other

Selling, general and administrative expenses (SG&A) were $117 million for the fourth quarter, an increase from $112 million a year ago, primarily as a result of higher information technology spending in the current quarter. Other operating expense was $46 million for the fourth quarter compared to $59 million a year ago. The year-ago period included expenses of $9 million related to the Cargill split-off transaction.

Full Year

For the year ended May 31, 2012, net income reached $1.9 billion, or $4.42 per diluted share. Net sales were $11.1 billion, an increase of 12 percent from $9.9 billion reported a year ago. Full-year operating earnings were $2.6 billion, slightly down from a year ago. Improvements in sales were driven by higher average potash and phosphate selling prices. Operating earnings reflect lower Potash sales volumes and higher phosphate raw material costs. Full year SG&A expenses were $410 million compared to $373 million last year. Equity earnings were $13 million compared to a loss of $5 million last year, primarily driven by higher profitability at Mosaic’s joint venture, Miski Mayo mine. Fiscal 2011 included a $686 million pre-tax gain on the sale of Mosaic’s interest in Fosfertil S.A, or $1.27 per share. Net cash provided by operating activities reached a record $2.7 billion.

Financial Guidance

“We anticipate another good year in fiscal 2013, with continuing growth in global demand for crop nutrients,” Prokopanko said. “Despite the current drought in the U.S. corn belt, farm economics remain compelling, and farmers around the world continue to be incented to use our products to increase their crop yields. Our unique combination of assets, proven execution ability and capital strength position us to help the world grow the food it needs, and to deliver shareholder value.”

Total sales volumes for the Potash segment are expected to range from 1.8 to 2.2 million tonnes for the first quarter of fiscal 2013. Mosaic’s realized MOP price, FOB plant, for the first quarter of fiscal 2013 is estimated to range from $415 to $440 per tonne, with the sequential decline reflecting both seasonal pricing declines in North America and an increased proportion of international sales.

Total sales volumes for the Phosphates segment are expected to range from 2.5 to 2.8 million tonnes for the first quarter of fiscal 2013. Mosaic’s realized DAP price, FOB plant, the first quarter of fiscal 2013 is estimated to range from $510 to $535 per tonne. Segment gross margin percentage in the first fiscal quarter is expected to be flat with the prior quarter, as higher finished product prices are offset by higher ammonia prices and a seasonal shift in the mix to more blends, which have a lower gross margin rate.

The fiscal 2013 first quarter operating rate in the Potash segment is expected to decline, but remain above 70 percent of operational capacity, down from the fourth quarter due to planned seasonal maintenance turnarounds. The Company’s operating rate at its North American phosphate operations is expected to exceed 75 percent of operational capacity during first quarter of fiscal 2013, and includes scheduled turnarounds.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Total capital spending for fiscal 2013 is expected to range from $1.5 to $1.8 billion.

SG&A expenses are estimated to range from $420 to $445 million in fiscal 2013.

Canadian resource taxes and royalties for fiscal 2013 are expected to range from $320 to $380 million. Brine management costs are expected to be flat with fiscal 2012. Canadian resource taxes and royalties and brine management expenses are included as a component of cost of goods sold for Potash.

For fiscal 2013, Mosaic estimates an effective income tax rate in the upper 20 percent range, consistent with the prior year.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, July 17, 2012 at 9:00 a.m. EDT to discuss fourth quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in judicial or administrative proceedings; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

For the fourth quarter of fiscal 2012, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.06:

Description	Segment	Line item	Amount (pre-tax, in millions)	EPS impact (fully diluted)
VAT reserves	Phosphates	Cost of goods sold	$9	$(0.01)
ARO adjustment closed facilities	Phosphates	Other operating expenses	21	(0.04)
Carlsbad fixed asset write-off	Potash	Other operating expenses	6	(0.01)
Unrealized (gain) loss on derivatives	Phosphates	Cost of goods sold	(5)	0.01
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	18	(0.03)
Foreign currency transaction (gain)	Consolidated	Foreign currency transaction (gain)	(11)	0.02

			$38	$(0.06)

For the fourth quarter of fiscal 2011, the Company reported the following notable items, which combined, negatively impacted earnings per share by $0.07:

Description	Segment	Line item	Amount (pre-tax, in millions)	EPS impact (fully diluted)
Louisiana asset write-off	Phosphates	Other operating expense	$17	$(0.02)
Additional environmental accruals	Phosphates	Other operating expenses	15	(0.02)
Multi-year community investment	Potash	Selling, general and administrative	11	(0.02)
Cargill Split-off transaction expenses	Consolidated	Other operating expenses	9	(0.01)

			$52	$(0.07)

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended		Years Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net sales	$2,820.5	$2,860.4	$11,107.8	$9,937.8
Cost of goods sold	1,986.7	1,865.2	8,022.8	6,816.0

Gross margin	833.8	995.2	3,085.0	3,121.8
Selling, general and administrative expenses	117.1	111.5	410.1	372.5
Other operating expenses	45.9	58.8	63.8	85.1

Operating earnings	670.8	824.9	2,611.1	2,664.2
Interest income (expense), net	5.4	7.7	18.7	(5.1)
Foreign currency transaction gain (loss)	11.5	4.3	16.9	(56.3)
Gain on sale of equity investment	—	—	—	685.6
Other income (expense)	1.4	(0.1)	(17.8)	(17.1)

Earnings from consolidated companies before income taxes	689.1	836.8	2,628.9	3,271.3
Provision for income taxes	188.6	186.0	711.4	752.8

Earnings from consolidated companies	500.5	650.8	1,917.5	2,518.5
Equity in net earnings (loss) of nonconsolidated companies	6.4	(5.6)	13.3	(5.0)

Net earnings including non-controlling interests	506.9	645.2	1,930.8	2,513.5
Less: Net earnings (loss) attributable to non-controlling interests	(0.4)	(4.0)	0.6	(1.1)

Net earnings attributable to Mosaic	$507.3	$649.2	$1,930.2	$2,514.6

Diluted net earnings per share attributable to Mosaic	$1.19	$1.45	$4.42	$5.62

Diluted weighted average number of shares outstanding	426.7	447.8	436.5	447.5

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	May 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$3,811.0	$3,906.4
Receivables, net	751.6	926.0
Inventories	1,237.6	1,266.4
Deferred income taxes	237.8	277.8
Other current assets	543.1	308.3

Total current assets	6,581.1	6,684.9
Property, plant and equipment, net	7,545.9	6,635.9
Investments in nonconsolidated companies	454.2	434.3
Goodwill	1,844.4	1,829.8
Deferred income taxes	50.6	6.5
Other assets	214.2	195.5

Total assets	$16,690.4	$15,786.9

Liabilities and Equity
Current liabilities:
Short-term debt	$42.5	$23.6
Current maturities of long-term debt	0.5	48.0
Accounts payable	912.4	941.1
Accrued liabilities	899.9	843.6
Deferred income taxes	62.4	72.2

Total current liabilities	1,917.7	1,928.5
Long-term debt, less current maturities	1,010.0	761.3
Deferred income taxes	787.9	580.1
Other noncurrent liabilities	975.4	855.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of May 31, 2012 and 2011	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized as of May 31, 2012, 150,059,772 shares issued and 128,759,772 shares outstanding as of May 31, 2012, 275,000,000 shares authorized as of May 31, 2011 and 57,768,374 shares issued and outstanding as of May 31, 2011	1.3	0.6
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of May 31, 2012, 200,000,000 shares authorized and 112,991,398 shares issued and outstanding as of May 31, 2011	—	1.1
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 308,749,067 shares issued and 296,710,605 shares outstanding as of May 31, 2012, 287,851,416 shares issued and 275,812,954 shares outstanding as of May 31, 2011	3.0	2.8
Capital in excess of par value	1,459.5	2,596.3
Retained earnings	10,141.3	8,330.6
Accumulated other comprehensive income	378.0	710.2

Total Mosaic stockholders’ equity	11,983.1	11,641.6
Non-controlling interests	16.3	20.3

Total equity	11,999.4	11,661.9

Total liabilities and equity	$16,690.4	$15,786.9

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended		Years Ended
	May 31,		May 31,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$506.9	$645.2	$1,930.8	$2,513.5
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	139.7	122.9	508.1	447.4
Deferred income taxes	164.0	138.3	245.8	196.6
Equity in loss (earnings) of nonconsolidated companies, net of dividends	(6.4)	5.6	(3.7)	8.2
Accretion expense for asset retirement obligations	11.2	7.6	32.4	31.6
Share-based compensation expense	3.3	2.4	23.4	21.1
Unrealized loss (gain) on derivatives	13.2	2.6	45.9	(21.0)
Gain on sale of equity investment	—	—	—	(685.6)
(Gain) loss on sale of fixed assets	9.5	22.3	23.1	30.3
Other	14.2	(1.3)	8.4	(6.8)
Changes in assets and liabilities:
Receivables, net	(120.9)	(113.4)	118.5	(297.3)
Inventories, net	72.7	(115.2)	6.5	(244.7)
Other current and noncurrent assets	52.1	(15.8)	(238.8)	23.7
Accounts payable	93.7	145.8	(58.4)	240.1
Accrued liabilities	213.0	131.7	(2.2)	229.6
Other noncurrent liabilities	63.1	(5.8)	66.0	(60.0)

Net cash provided by operating activities	1,229.3	972.9	2,705.8	2,426.7
Cash Flows from Investing Activities:
Capital expenditures	(449.0)	(365.9)	(1,639.3)	(1,263.2)
Proceeds from sale of equity investment	—	—	—	1,030.0
Proceeds from sale of business	—	6.4	—	56.4
Restricted cash	3.0	—	5.3	(13.7)
Investments in nonconsolidated companies	—	—	—	(385.3)
Other	0.4	0.6	6.6	3.7

Net cash (used in) provided by investing activities	(445.6)	(358.9)	(1,627.4)	(572.1)
Cash Flows from Financing Activities:
Payments of short-term debt	(59.1)	(87.8)	(148.8)	(381.3)
Proceeds from issuance of short-term debt	20.2	37.2	167.9	321.8
Payments of long-term debt	(0.1)	(3.1)	(542.8)	(470.2)
Proceeds from issuance of long-term debt	(0.2)	—	748.0	17.6
Payment of tender premium on debt	(17.2)	—	(17.2)	(16.1)
Proceeds from stock options exercised	0.5	1.6	3.0	20.3
Contributions by Cargill	18.5	—	18.5	—
Repurchase of Class A common stock	—	—	(1,162.5)	—
Cash dividends paid	(53.4)	(22.3)	(119.5)	(89.3)
Other	(1.2)	5.0	(7.7)	12.2

Net cash used in financing activities	(92.0)	(69.4)	(1,061.1)	(585.0)
Effect of exchange rate changes on cash	(82.6)	9.7	(112.7)	113.8

Net change in cash and cash equivalents	609.1	554.3	(95.4)	1,383.4
Cash and cash equivalents - beginning of period	3,201.9	3,352.1	3,906.4	2,523.0

Cash and cash equivalents - end of period	$3,811.0	$3,906.4	$3,811.0	$3,906.4

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$9.0	$—	$21.0	$43.1
Income taxes (net of refunds)	61.0	100.7	516.4	535.2

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended		Increase/		Years ended		Increase/
	May 31,		(Decrease)		May 31,		(Decrease)
	2012	2011	Amount	%	2012	2011	Amount	%
Net sales:
Phosphates(a)	$1,788.8	$1,882.2	$(93.4)	(5%)	$7,839.2	$6,895.2	$944.0	14%
Potash	1,036.6	982.4	54.2	6%	3,301.3	3,061.0	240.3	8%
Corporate/Other(b)	(4.9)	(4.2)	(0.7)	(16%)	(32.7)	(18.4)	(14.3)	(77%)

	$2,820.5	$2,860.4	$(39.9)	(1%)	$11,107.8	$9,937.8	$1,170.0	12%

Gross margin:
Phosphates	$322.2	$478.6	$(156.4)	(33%)	$1,466.9	$1,654.0	$(187.1)	(11%)
Potash	514.2	515.5	(1.3)	(0%)	1,622.0	1,469.0	153.0	10%
Corporate/Other(b)	(2.6)	1.1	(3.7)	(336%)	(3.9)	(1.2)	(2.7)	(225%)

	$833.8	$995.2	$(161.4)	(16%)	$3,085.0	$3,121.8	$(36.8)	(1%)

Operating earnings (loss):
Phosphates	$224.1	$369.9	$(145.8)	(39%)	$1,179.1	$1,322.0	$(142.9)	(11%)
Potash	463.6	469.2	(5.6)	(1%)	1,457.3	1,352.5	104.8	8%
Corporate/Other(b)	(16.9)	(14.2)	(2.7)	(19%)	(25.3)	(10.3)	(15.0)	(146%)

	$670.8	$824.9	$(154.1)	(19%)	$2,611.1	$2,664.2	$(53.1)	(2%)

Depreciation, depletion and amortization:
Phosphates	$68.4	$65.9	$2.5	4%	$263.9	$248.1	$15.8	6%
Potash	68.1	55.1	13.0	24%	233.1	188.9	44.2	23%
Corporate/Other	3.2	1.9	1.3	68%	11.1	10.4	0.7	7%

	$139.7	$122.9	$16.8	14%	$508.1	$447.4	$60.7	14%

(a)

Includes PhosChem sales for its other member of $156 million and $137 million for the three months ended May 31, 2012 and 2011, respectively, and $645 million and $507 million for the fiscal years ended May 31, 2012 and 2011, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended		Increase/		Years ended		Increase/
	May 31,		(Decrease)		May 31,		(Decrease)
	2012	2011	Amount	%	2012	2011	Amount	%
Sales volume (in thousands of metric tonnes):
Phosphates Segment
Phosphates
Crop Nutrients(a):
North America	1,059	897	162	18%	3,746	3,441	305	9%
International	959	962	(3)	(0%)	3,810	4,116	(306)	(7%)
Crop Nutrient Blends(b)	516	558	(42)	(8%)	2,620	2,636	(16)	(1%)
Feed Phosphates	153	134	19	14%	621	567	54	10%
Other (c)	203	290	(87)	(30%)	1,039	1,188	(149)	(13%)

Total Phosphates Segment(a)	2,890	2,841	49	2%	11,836	11,948	(112)	(1%)

Potash Segment
Potash
Crop Nutrients(d):
North America	921	919	2	0%	2,350	3,263	(913)	(28%)
International	951	1,095	(144)	(13%)	3,666	3,626	40	1%
Non agricultural	177	166	11	7%	704	634	70	11%

Total Potash Segment	2,049	2,180	(131)	(6%)	6,720	7,523	(803)	(11%)

Production volume (North America) (in thousands of metric tonnes):
Phosphates(e)	2,079	2,093	(14)	(1%)	8,279	8,398	(119)	(1%)
Potash	1,944	2,183	(239)	(11%)	7,422	7,349	73	1%

Average selling price per tonne:
DAP(f)	$494	$574	$(80)	(14%)	$555	$491	$64	13%
Crop Nutrient Blends(b) (g)	551	560	(9)	(2%)	579	475	104	22%
MOP - North America(f) (i)	498	466	32	7%	515	394	121	31%
MOP - International(f)	403	347	56	16%	401	309	92	30%
MOP - Average(f)	455	404	51	13%	448	359	89	25%

Average cost per unit:
Ammonia (metric tonne)	$417	$476	$(59)	(12%)	$528	$407	$121	30%
Sulfur (long ton) (North America)	200	197	3	2%	223	162	61	38%
Canadian resource taxes(h)	$80	$91	$(10)	(11%)	$258	$244	$14	6%
Canadian royalties(h)	$20	$17	$2	14%	$69	$50	$19	38%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and nitrogen products sold outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.
(i)	Prices exclude industrial and feed sales

Key Statistics

The Mosaic Company	(unaudited)

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended
	May 31,
	2012	2011
Sales	$1,036.6	$982.4
Gross margin	514.2	515.5
Canadian resource taxes	80.2	90.5
Canadian royalties	19.5	17.1

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$613.9	$623.1

Gross margin percentage, excluding CRT	59.2%	63.4%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.